SEVERANCE, SEPARATION AND RELEASE AGREEMENT

This Severance, Separation and Release Agreement (“Agreement”) is entered into as of this 4th day of November, 2005, between Matrix Bancorp, Inc. (the ‘Company”), and David Frank (the “Director”).

RECITALS

WHEREAS, as of the date hereof, the Company has commenced a private placement offering of its common stock (the “Offering”), the proceeds of which are to be used to fund an issuer tender offer, in which certain members of the Company’s current senior management have agreed to tender all of their shares of common stock and resign from both their management positions and their positions as members of the board of directors of the Company and its subsidiaries upon completion of the Offering;

WHEREAS, the Company’s Board of Directors and Director have agreed and desire to memorialize that, in consideration for Director agreeing to resign from the Board of Directors of the Company as of the closing of the Offering, Director shall receive a payment from the Company shortly after the closing of the Offering;

NOW, THEREFORE, in consideration of the mutual promises and the terms and conditions set forth below and other obligations under this Agreement, the Company and the Director (collectively referred to as the “‘Parties”) hereby agree as follows:

AGREEMENT

1. Effectiveness of Agreement. This Agreement is effective as of the date first set forth above; provided, however, to the extent the Offering is not consummated, this Agreement shall be null and void and of no further effect.

2. Payment to Director. In consideration for Director’s resignation from the Board of Directors of the Company as of the closing of the Offering (the “Resignation Date”), the Company agrees to provide Director with a payment of seventy five thousand dollars ($75,000) one month after the closing of the Offering by wire transfer based upon instructions given by Director to the Company.

3. Benefits. (a) For a period of eighteen (18) months from the Resignation Date, the Director shall have the right to continue coverage under the Company’s medical and dental insurance programs as provided by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and the Company shall reimburse such amount of the expense as it pays generally for its employees.

(b) Except as set forth in this Section 3 and as required by applicable law, the Director shall not be entitled to participate in any benefit plans or programs provided by the Company or its subsidiaries following the Resignation Date.

4. No Other Payments Due. Except as provided in Section 2 and Section 3 hereof, the Director shall not be entitled to any payments or other benefits following the Resignation Date. The Director further acknowledges that, subject to the above-referenced exceptions, there is no other compensation arising out of or as a result of his service as a director of the Company.

5. Release and Indemnification. (a) In consideration of the above, the sufficiency of which the Director hereby acknowledges, the Director, as of the Resignation Date, on behalf of the Director and the Director’s heirs, executors and assigns, agrees to release and forever discharge the Company and each of the Company’s shareholders, parents, affiliates, subsidiaries, divisions, any and all current and former directors, officers, employees, agents, and contractors and their heirs and assigns, and any and all employee pension benefit or welfare benefit plans of the Company, including current and former trustees and administrators of such employee pension benefit and welfare benefit plans (the “Released Parties”), from all claims, charges, or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Agreement, including, without limitation, any claims the Director may have arising from or relating to the Director’s service as a director of the Company. The release provided for herein includes a release by the Director of any claims in any way related to the Director’s service as a director with, or resignation from, the Company. The Director understands that this is a general waiver and release of all claims, known or unknown, that the Director may have against the Released Parties based on any act, omission, matter, cause or thing that occurred through the date the Director signs this Agreement. This release does not release the Company from any obligations due to the Director under this Agreement, or from any rights, claims or coverages to which Director may be entitled in respect of or under any former, current or future insurance policies of the Company and its affiliates.

(b)  In consideration of the above, the sufficiency of which the Company hereby acknowledges, as of the Resignation Date, the Company and its successors and assigns agrees to release and forever discharge the Director and the Director’s heirs, executors and assigns, from all claims, charges, or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of their period of service as a director of the Company to the Resignation Date, except for breaches regarding disclosure of confidential information or for conduct involving theft, fraud or embezzlement.

(c) It is a condition hereof, and it is the Parties’ intention in the execution of the general release in this Section 5, that the same shall be effective as a bar to each and every claim hereinabove specified.

(d) From and after the Resignation Date, the Company shall indemnify and hold harmless the Director against any costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, arising out of matters existing or occurring at or prior to the Resignation Date, whether asserted or claimed prior to, at or after the Resignation Date, arising in whole or in part out of or pertaining to the fact that he was a director of the Company to the fullest extent which such Director would be entitled under the Amended and Restated Articles of Incorporation and Bylaws of the Company and Colorado law as in effect on the date hereof.

6. No Admission. This Agreement is not an admission by either the Company or the Director of any wrongdoing or liability.

7. No Authority to Bind the Company. As of the Resignation Date, neither the Director, nor any partner, agent or employee of the Director, has authority to enter into any contracts that bind the Company or creates obligations on the part of the Company.

8. Non-Disparagement. As of the Resignation Date, the Director agrees not to make any oral or written statements or otherwise engage in any act that is intended or may reasonably be expected to harm the reputation, business, prospects or operations of the Company or any of its respective directors or executive officers or any persons related to the foregoing. As of the Resignation Date, the Company further agrees not to, and to use its reasonable best efforts to ensure that its directors and executive officers will not, make any oral or written statements to employees or members of the Board of Directors of the Company or other outside individuals or otherwise engage in any act which is intended or may reasonably be expected to harm the reputation, business or prospects of the Director.

9. Confidentiality. (a) The Director recognizes and acknowledges that the Company’ and its affiliates’ trade secrets and confidential or proprietary information, are valuable, special and unique assets of their respective businesses. For purposes of this Agreement, a trade secret or confidential or proprietary information shall mean and include information treated as confidential or as a trade secret by the Company or its affiliates, including but not limited to information regarding contemplated products, business and financial methods or practices, marketing techniques, customers, vendors, suppliers, trade secrets, training programs, manuals or materials, technical information, contracts, systems, procedures, mailing lists, know-how, trade names, improvements, pricing, price lists, or other data, business plans, litigation, regulatory investigations, strategy, code books, invoices and other financial statements, computer programs, software systems, databases, discs and printouts, other plans (technical or otherwise), customer and industry lists, supplier lists, correspondence, internal reports, personnel files, Director compensation, sales and advertising material which is or was used in the business of the Company or its affiliates.

(b)  As of the Resignation Date, the Director will not, in whole or in part, disclose such trade secrets or confidential or proprietary information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, or make use of any such property for his own purposes or for the benefit of any person, firm, corporation or other entity (except the Company) under any circumstances unless compelled to do so by applicable law. The Director’s obligation under this Section shall not apply to any information that is generally available to the public, hereafter becomes available to the public without the fault of the Director or is considered to be generic industry practice. The Director agrees and acknowledges that all of such information, in any form, and copies and extracts thereof, are and shall remain the sole and exclusive property of the Company and the Director shall return to the Company the originals and all copies of any such information provided to or acquired by the Director in connection with the performance of his duties for the Company, and shall return to the Company all files, correspondence and/or other communications received, maintained and/or originated by the Director during the course of his relationship with the Company, and no copy of any such information shall be retained by him.

(c) It is the desire and intent of the Parties that the provisions of this Section shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this Section shall be adjudicated to be invalid or unenforceable, this Section shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this Section in the particular jurisdiction in which such adjudication is made.

(d)  If there is a breach or threatened breach of the provisions of this Section, the Company or its affiliates shall be entitled to an injunction restraining the Director from such breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach.

10. Return of Property. Not later than the Resignation Date, the Director shall return all the Company’ property in the Director’s possession, including, but not limited to, the Company’ keys, credit cards, computer software and peripherals and originals or copies of books, records, or other information pertaining to the Company’s businesses, including any Employer information regarding the Company on Director’s personal computers.

11. Cooperation in Legal and Other Matters. After the Resignation Date, the Director shall, at the request of the Company, assist and cooperate with the Company in the defense and/or investigation of any third party claim or any investigation or proceeding, whether actual or threatened, including, without limitation, participating as a witness in any litigation, arbitration, hearing or other proceeding between the Company and a third party or any government body. The Company shall reimburse the Director for all reasonable expenses incurred by him in connection with such assistance including, without limitation, travel expenses.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without reference to the principles of conflict of laws.

13. Taxes. All payments to be made hereunder shall be net of all applicable income and employment taxes required to be withheld therefrom.

14. Complete Agreement; Amendments. This Agreement represents the complete agreement between the Director and the Company concerning the subject matter in this Agreement and supersedes all prior agreements or understandings, written or oral, including without limitation the terms of any and all prior employment agreements. In executing this Agreement, none of the Parties has relied or is relying on any representation with respect to the subject matter of this Agreement or any representation inducing the execution of this Agreement except those representations as are expressly set forth in this Agreement, and the Parties acknowledge that each has relied on their own judgment in entering into this Agreement. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

15. Severability. Each of the sections contained in this Agreement shall be enforceable independently of every other section in this Agreement, and the invalidity or nonenforceability of any section shall not invalidate or render unenforceable any other section contained in this Agreement.

16. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

17. Arbitration. Before beginning the binding arbitration mechanism set forth in this Section 17, the Parties shall first participate in mediation of any dispute arising under this Agreement. The mediator shall be chosen by the Parties, or, if the parties cannot agree, by the American Arbitration Association. At least ten (10) days before the mediation, each side shall provide the mediator with a statement of its position and copies of all supporting documents. Each party shall send to the mediation, a person who has authority to bind the party. Once the Parties have participated in the mediation, and in the event the dispute between the Parties has not been settled, either Party may invoke the binding arbitration provisions in this Section 17.

Each of the Parties to this Agreement hereby voluntarily and knowingly waives any and all rights to civil trial by jury as to any dispute or claim arising out of or relating to this Agreement, except when temporary or preliminary injunctive relief is necessary as a result of a breach or threatened breach of Section 9 above or other situation where injunctive relief is necessary in order to prevent irreparable harm, either party may seek injunctive relief from a court of competent jurisdiction in the county of Denver, in the State of Colorado and the parties consent to personal jurisdiction in such court. Each of the Parties further agrees that any such dispute or claim will be exclusively and finally settled by binding arbitration in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The exclusive venue for any such arbitration shall be the county of Denver, in the State of Colorado. The arbitrator shall apply Colorado law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on any award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

The decision of the arbitrator shall be binding upon the Parties. The Company shall bear the fees of the arbitrator and the fee of the American Arbitration Association. Other costs and attorneys’ fees will be borne by the party that incurs them. The arbitrator shall award the prevailing party reasonable attorney fees and costs in such proportion as the arbitrator decides. Notwithstanding anything to the contrary, either party may no more than 90 nor less than 30 days before the arbitration, serve a discovery request seeking any document that would be discoverable in civil litigation. Responses to such requests shall be due 20 days after service. Thereafter, each party shall be allowed to take three (3) depositions of no more than four (4) hours each. The arbitrator may resolve any discovery disputes as they would be resolved in civil litigation.

18. Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next business day when sent by a reputable overnight carrier service to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company:

Matrix Bancorp, Inc.
700 17th Street, Suite 2100
Denver, Colorado 80202
Attention: Corporate Secretary

Fax: (303) 390-0952

With a copy to:

Patton Boggs LLP
2550 M Street, NW
Washington, DC 20037
Attention: Norman B. Antin, Esq.
Jeffrey D. Haas, Esq.
Fax: (202) 457-6315

If to the Director:

David Frank
107 Sunesta Cove
Palm Beach Gardens, Florida 33418

19. Press Releases. The Parties shall consult with each other before issuing any press release with respect to the subject matter of this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other Parties, which shall not be unreasonably withheld; provided, however, that the Company may, without the prior consent of the Director (but after consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may be required by law or the rules and regulations of the Nasdaq Stock Market.

20. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or on behalf of the parties hereto, with the full intent of releasing all claims. Each party acknowledges that (i) they have been advised by the other to consult an attorney regarding any potential claims as well as the terms and conditions of this Agreement before executing it, (ii) they have read the Agreement and they fully understand the terms of this Agreement including, without limitation, the significance and consequences of the general release in Section 5 hereof, (iii) they are executing this Agreement in exchange for consideration in addition to anything of value to which they are entitled, and (iv) they are fully satisfied with the terms of this Agreement and are executing this Agreement voluntarily, knowingly and willingly and without duress.

[Signature Page Follows]

The parties to this Agreement have executed this Agreement as of the day and first written above.

MATRIX BANCORP, INC. By: /s/ T. ALLEN MCCONNELL Name: T. Allen McConnell Title: Senior Vice President DAVID FRANK /s/ DAVID FRANK